Exhibit 99.1

Xylem Inc.
1 International Drive, Rye Brook N.Y. 10573
Tel +1.914.323.5700

NEWS RELEASE

Contacts:

Media	Investors
Houston Spencer +1 (914) 323-5723	Matt Latino +1 (914) 323-5821
Houston.Spencer@xyleminc.com	Matthew.Latino@xyleminc.com
Xylem announces CFO retirement, appoints Sandra Rowland

RYE BROOK, NY--(BUSINESS WIRE)--July 21, 2020-- Xylem Inc. (NYSE:XYL), a leading global water technology company dedicated to solving the world’s most challenging water issues, today announced it has appointed Sandra Rowland as Senior Vice President and Chief Financial Officer (CFO), effective October 1, 2020, reporting to Xylem President and Chief Executive Officer Patrick Decker. Rowland will succeed Mark Rajkowski, who will retire from the Company at the end of the year, allowing for an orderly and smooth transition.
Since January of 2015, Rowland has served as Executive Vice President and CFO of Harman International Industries Inc., an $8.6 billion leader in the design and engineering of electronic and audio products, connected solutions and automated systems for enterprise, automotive and consumer markets. She is also a member of the Board of Directors and Audit and Human Resources Committees of industrial manufacturer Oshkosh Corporation (NYSE: OSK). Rowland will be based at Xylem’s headquarters in Rye Brook, N.Y.
Mark Rajkowski, Xylem’s CFO since 2016, will retire from the Company in December. Rajkowski came out of a previous retirement to lead Xylem’s global Finance organization, setting the finance strategy and structure that has underpinned the Company’s growth and transformation. Rajkowski will remain with the Company in an advisory capacity between October and the end of the year, working with Rowland to provide for an orderly and smooth transition.
“It’s been a particular pleasure to have worked with Mark over the last four years,” said Decker. “He has strengthened our foundations, and led the team that has created the robust financial position we enjoy, today. I will personally miss his distinctive pragmatism, and his passion for our commitment to creating value for all of our stakeholders.”

Exhibit 99.1

“Sandy brings to Xylem an outstanding portfolio of experience at the intersection of technology and industry,” continued Decker. “She has more than 25 years of Finance leadership in global enterprises, and deep familiarity with the financial dynamics of businesses serving industrial and commercial markets with advanced, engineered solutions. Her exposure to handling and driving industry disruption make her a great fit. She will be an immediate contributor to accelerating Xylem’s growth, furthering our financial and operational discipline, and advancing our strategic priorities.”
Commenting about joining Xylem’s leadership team, Rowland said, “Xylem is an undisputed leader in technologies that address one of the most important challenges facing our world. I am very pleased to be joining a company with a strong sense of purpose, outstanding growth prospects and a clear strategy to deliver exceptional shareholder value. I look forward to advancing the strong Finance and operational disciplines required to realize that strategy.”
Rowland brings more than 25 years of experience in financial management. She joined Harman in 2012 as Vice President, Investor Relations. In 2013, she took on leadership of Corporate Development, which included Strategy and Mergers & Acquisitions. In 2014, she was appointed CFO of Harman, a publicly traded company at the time, which is now a wholly-owned subsidiary of Samsung. Prior to Harman, Rowland held a number of positions at Eastman Kodak Company, including Chief Financial Officer of the Commercial Segment. Earlier in her career, Rowland advised technology companies in the Audit and Business Advisory practice of PricewaterhouseCoopers LLP.
She graduated from Lafayette College with a Bachelor of Arts in Economics and Business and holds a Master of Business Administration from the University of Rochester.

About Xylem
Xylem (XYL) is a leading global water technology company committed to solving critical water and infrastructure challenges with technological innovation. Our more than 16,000 diverse employees delivered revenue of $5.25 billion in 2019. We are creating a more sustainable world by enabling our customers to optimize water and resource management, and helping communities in more than 150 countries become water-secure. Join us at www.xylem.com.

###